Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of May 4, 2023 (this “Agreement”), is entered into by and among SUPERIOR GROUP OF COMPANIES, INC., a Florida corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, and PNC BANK, NATIONAL ASSOCIATION in its capacities as Administrative Agent, Swingline Loan Lender and Issuing Lender.

RECITALS

A.         The Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and the Administrative Agent are parties to that certain Credit Agreement, dated as of August 23, 2022 (as amended, restated, amended and restated, modified, supplemented, increased and extended from time to time, the “Credit Agreement”).

B.         The Borrower has requested certain amendments to the Credit Agreement.

C.         The Required Lenders have agreed to such requested amendments to the Credit Agreement, subject to the terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Defined Terms. Capitalized terms used herein and not otherwise defined herein (including in the introductory paragraph and recitals) shall have the meanings given to such terms in the Credit Agreement.

2.  Amendments to Credit Agreement.

(a)         The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means the corresponding percentages per annum as specified under and in accordance with the terms set forth below based on the Consolidated Total Net Leverage Ratio; provided, that, the rates set forth in Pricing Level VI below shall only be available during the Covenant Relief Period (it being understood that following the Covenant Relief Period, Pricing Level V below shall apply to the extent the Consolidated Total Net Leverage Ratio is greater than or equal to 3.50:1.0):

Pricing Level	Consolidated Total Net Leverage Ratio	Applicable Margin for Term SOFR Rate Loans / Letter of Credit Fee	Applicable Margin for Base Rate Loans	Commitment Fee
I	< 2.00:1.0	1.00%	0.000%	0.125%
II	< 2.50:1.0 but > 2.00:1.0	1.125%	0.125%	0.150%
III	< 3.00:1.0 but > 2.50:1.0	1.250%	0.250%	0.200%
IV	< 3.50:1.0 but > 3.00:1.0	1.750%	0.750%	0.250%
V	< 4.00:1.0 but > 3.50:1.0	2.000%	1.000%	0.250%
VI	> 4.00:1.0	2.500%	1.500%	0.300%

For purposes of determining the Applicable Margin, the Commitment Fee and the Letter of Credit Fee:

(a)         The Applicable Margin, the Commitment Fee and the Letter of Credit Fee shall be determined on the Closing Date based on the Consolidated Total Net Leverage Ratio computed on such date pursuant to a Compliance Certificate to be delivered on the Closing Date pursuant to Section 7.1(a)(vii).

(b)         The Applicable Margin, the Commitment Fee and the Letter of Credit Fee shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Consolidated Total Net Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Commitment Fee or the Letter of Credit Fee computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.13(a) [Certificate of Borrower]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.13(a), then the rates in Pricing Level V set forth above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)         If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Article 10 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

(b)         The following definitions are hereby added to Section 1.1 of the Credit Agreement in appropriate alphabetical order to read as follows:

“Covenant Relief Period” means the period beginning on the First Amendment Effective Date and ending on the earlier of (i) December 31, 2023 and (ii) the Early Termination Date.

“Early Termination Date” means the date on which the Administrative Agent shall have received written notice of the election by the Borrower to terminate the Covenant Relief Period, which may be made at any time within 30 days following the delivery of the financial statements and related Compliance Certificate required to be delivered pursuant to Sections 8.12(a) and 8.13(a) for the fiscal quarter ending September 30, 2023 demonstrating that the Consolidated Total Net Leverage Ratio for the two consecutive fiscal quarters ended as of June 30, 2023, and September, 30, 2023 does not exceed 4.00 to 1.0; provided no Potential Default or Event of Default exists on such date.

“First Amendment Effective Date” means May 4, 2023.

(c)         In the definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement:

(i)  the word “and” at the end of clause (v) therein is hereby deleted;

(ii)  the period (“.”) at the end of clause (vi) therein is hereby deleted and replaced with the text “; and”; and

(iii)  the following new clause (vii) is hereby inserted immediately following clause (vi) therein:

                                           (vii)  such Acquisition is not consummated during the Covenant Relief Period.

(d)         In Section 2.9 of the Credit Agreement, the text immediately preceding clause (a) therein is hereby amended and restated in its entirety to read as follows:

At any time not during the Covenant Relief Period, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:

(e)         Section 5.3 of the Credit Agreement is hereby amended to insert the following new clause (e) immediately following clause (d) therein:

(e)         Sale and Leaseback Transactions. Immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Sale and Leaseback Transaction authorized by Section 9.12, the Borrower shall make a mandatory prepayment of the Term Loans equal to the Net Cash Proceeds of such Sale and Leaseback Transaction. All prepayments pursuant to this Section 5.3(e) shall be to payment of the principal amount of the Term Loans by application to the unpaid installments of principal in the inverse order of scheduled maturities.

(f)         Clause (d)(ii)(C) of Section 9.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(C) loans, advances and other Investments by any Loan Party made after the Closing Date in any Subsidiary that is not a Loan Party; provided, that, (1) solely during the Covenant Relief Period, the aggregate amount of all such Investments permitted pursuant to this clause (ii)(C) shall not exceed $5,000,000 at any time outstanding; and (2) after the end of the Covenant Relief Period, the aggregate amount of all such Investments permitted pursuant to this clause (ii)(C) shall not exceed $15,000,000 at any time outstanding;

(g)         Section 9.4(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)         so long as no Potential Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may make Restricted Payments in an amount not to exceed $20,000,000.00 in any fiscal year; provided that, solely during the Covenant Relief Period, Restricted Payments will be limited to (i) $2,500,000 during the fiscal quarter ended March 31, 2023, (ii) $5,000,000 during the period of two fiscal quarters ending June 30, 2023, (iii) $7,500,000 during the period of three fiscal quarters ending September 30, 2023 and (iv) $10,000,000 during the period of four fiscal quarters ending December 31, 2023; provided further that the Borrower and its Subsidiaries shall be in compliance with Sections 9.13 and 9.14 on a Pro Forma Basis immediately after giving effect to any such Restricted Payment.

(h)         Section 9.12 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

9.12         Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction other than with respect to real property of the Loan Parties and their Subsidiaries; provided, that, one hundred percent (100%) of the Net Cash Proceeds of any Sale and Leaseback Transaction permitted pursuant to this Section 9.12 shall be required to be used to prepay the principal amount of the Term Loans in accordance with Section 5.3(e).

(i)         Section 9.14 of the Credit Agreement is hereby amended in its entirety to read as follows:

9.14         Maximum Consolidated Total Net Leverage Ratio.         Permit the Consolidated Total Net Leverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to exceed (a) as of any such date of calculation not during the Covenant Relief Period, 4.00:1.00, and (b) as of any such date of calculation during the Covenant Relief Period, the ratio set forth opposite such date below:

Fiscal Quarter Ending:	Maximum Consolidated Total Net Leverage Ratio
March 31, 2023	4.50:1.00
June 30, 2023	4.80:1.00
September 30, 2023	4.50:1.00
December 31, 2023	4.00:1.00

(j)          Article 9 of the Credit Agreement is hereby amended to insert the following new Section 9.20 immediately following Section 9.19 therein:

Section 9.20  Capital Expenditures.  Solely during the Covenant Relief Period, permit the capital expenditures of the Loan Parties and their Subsidiaries on a consolidated basis to exceed (i) $2,500,000 during the fiscal quarter ending March 31, 2023, (ii) $5,000,000 during the period of two fiscal quarters ending June 30, 2023, (iii) $7,500,000 during the period of three fiscal quarters ending September 30, 2023 and (iv) $10,000,000 during the period of four fiscal quarters ending December 31, 2023.

3.  Conditions Precedent. This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)    Agreement. Receipt by the Administrative Agent of a counterpart of this Agreement signed by the Administrative Agent, the Required Lenders, the Borrower and the Guarantors.

(b)    Administrative Agent Fees and Expenses. Receipt by the Administrative Agent of all fees and other amounts due and payable on or prior to the date hereof, including, without limitation, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower pursuant to Section 4 of this Agreement.

4.  Expenses. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) with respect to the preparation, execution and delivery of this Agreement to the extent such are required to be reimbursed or paid by the Borrower pursuant to Section 12.3 of the Credit Agreement.

5.  Miscellaneous.

(a)    This Agreement shall be deemed to be, and is, a Loan Document.

(b)     Effective as of the date hereof, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Agreement.

(c)    Except as expressly modified by this Agreement, the Credit Agreement, the Loan Documents and the obligations of each Loan Party thereunder and under the other Loan Documents are hereby ratified and confirmed and shall continue and remain in full force and effect according to their terms.

(d)    Each of the Loan Parties (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Credit Agreement or the other Loan Documents or any certificates, documents, agreements and instruments executed in connection therewith, (iii) affirms all of its obligations under the Loan Documents, (iv) agrees that this Agreement shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents and (v) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting.

(e)    Each of the Loan Parties hereby represents and warrants to the Administrative Agent and the Lenders as follows:

(i)  the execution, delivery and performance by such Loan Party of this Agreement are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action, as applicable;

(ii)  this Agreement has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(iii)  the execution, delivery and performance by such Loan Party of this Agreement do not require any consent or approval of, registration or filing with, notice to, or any action by, any governmental authority, except those as have been obtained or made and are in full force and effect;

(iv)  after giving effect to this Agreement, all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Change or other materiality, in which case such representations and warranties are true and correct in all respects) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Change or other materiality, in which case such representations and warranties are true and correct in all respects) as of such earlier date; and

(v)  after giving effect to this Agreement, no Potential Default or Event of Default exists.

(f)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission or by any other electronic imaging means (including .pdf), shall be effective as delivery of a manually executed counterpart of this Agreement.

(g)    THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(h)    For the avoidance of doubt and notwithstanding anything in the Credit Agreement or in any other Loan Document to the contrary, each of the parties hereto acknowledges and agrees that no Event of Default shall be deemed to have occurred with respect to the Consolidated Total Net Leverage Ratio for the period of four fiscal quarters ended March 31, 2023.

(i)    In consideration of the agreements of the Lenders and set forth in this Agreement, each Loan Party hereby releases and forever discharges the Lenders and Participants and Lenders’ and Participants’ respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Loan Documents prior to the First Amendment Effective Date, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Loan Party may have or claim to have against any member of the Lender Group.

6.  No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                                    SUPERIOR GROUP OF COMPANIES, INC.,

a Florida corporation

By:  /s/ Jake Himelstein

Name: Jake Himelstein

Title: Authorized Representative

GUARANTORS:         CID RESOURCES, INC.,

a Delaware corporation

SUPERIOR UNIFORM GROUP, LLC,

a Florida limited liability company

FASHION SEAL CORPORATION,

a Nevada corporation

THE OFFICE GURUS, LLC,

a Florida limited liability company

SUPERIOR UNIFORM ARKANSAS LLC,

an Arkansas limited liability company

SUPERIOR GROUP HOLDINGS, INC.,

a Texas corporation

SUPERIOR GROUP HOLDINGS (IL), LLC,

an Illinois limited liability company

ZING MANUFACTURING, LLC,
a Delaware limited liability company

BAMKO, LLC,

a Delaware limited liability company

LOGO LINEUP, LLC,

a Delaware limited liability company

By:  /s/ Jake Himelstein

Name: Jake Himelstein

Title: Authorized Representative

ADMINISTRATIVE

AGENT:                                             PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent, as Swingline Loan Lender, as Issuing Lender and as a Lender

By:       /s/ Carmen Campise Jr.

Name:  Carmen Campise Jr.

Title:  Senior Vice President

LENDER:         BMO HARRIS BANK, N.A.,

as a Lender

By:       /s/ Clint C. DeRonda

Name:  Clint C. DeRonda

Title:  Director

LENDER:                                             VALLEY NATIONAL BANK,

as a Lender

By:       /s/ Benjamin Powers

Name:  Benjamin Powers

Title:  First Vice President

LENDER:                                             SOUTHSTATE BANK, N.A.,

as a Lender

By:       /s/ Michael R. Butler

Name:  Michael R. Butler

Title:  Senior Vice President